UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 4, 2008

Date of Report (Date of earliest event reported)

Northstar Neuroscience, Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51951	91-1976637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (206) 728-1477

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c) and (e)

On December 5, 2008, Northstar Neuroscience, Inc. (the “Company”) announced that Raymond N. Calvert resigned from the offices of Vice President, Finance, Chief Financial Officer and Secretary of the Company, effective as of December 31, 2008, and Mr. Calvert’s employment with the Company will terminate on January 31, 2009. Mr. Calvert has agreed to provide transitional consulting services to the Company, on an as-needed basis, through December 31, 2009, pursuant to a Consultant Agreement between Mr. Calvert and the Company. Mr. Calvert’s resignation reflects the culmination of executive succession planning efforts undertaken by the Company and is not in response to any financial, reporting, or operational issues or irregularities.

In accordance with the existing Executive Employment Agreement between Mr. Calvert and the Company, Mr. Calvert has entered into a Confidential Separation Agreement and General Release of All Claims with the Company and is entitled to the severance benefits provided for in that agreement, which consist of continuation of base salary for a period of six months, payment of the Company’s portion of medical insurance premiums for twelve months, twelve months of vesting acceleration on outstanding equity awards and full acceleration of vesting on outstanding equity awards that were granted by the Company to Mr. Calvert between April 1, 2008 and July 31, 2008. In addition, Mr. Calvert and the Company have entered into Amendments to Stock Option Agreements that extend the termination date to December 31, 2009 for certain stock options previously granted to Mr. Calvert.

Copies of the form of Consultant Agreement and the Confidential Separation Agreement and General Release of All Claims (including as Exhibit A and Exhibit B the forms of Amendment to Stock Option Agreements) are attached as Exhibits 10.1 and 10.2, respectively, to this current report and are incorporated herein by reference.

Effective January 1, 2009, Brian B. Dow, 39, will be appointed to the offices of Vice President of Finance, Chief Financial Officer and Secretary of the Company. Mr. Dow has been with the Company since January 2006, having served as Corporate Controller since January 2006 and Director of Finance since April 2007. Mr. Dow’s responsibilities will encompass finance and accounting, investor relations, risk management, information technology, and administration. From April 2005 to November 2005, Mr. Dow served as the Corporate Controller of Radiant Research, Inc., a private network of clinical trial facilities. From August 2004 to March 2005, Mr. Dow served as the Corporate Controller of Qpass, Inc., a private ecommerce enterprise. From October 2002 to March 2004, Mr. Dow served as the Corporate Controller of Vixel Corporation, a publicly-traded provider of storage area network devices. Prior to 2002, Mr. Dow had 10 years of progressively-increasing responsibilities in public accounting and in financial management of publicly-traded companies. Mr. Dow is recognized as a Certified Public Accountant in the State of Washington and holds a B.S. in Management from the Georgia Institute of Technology.

In connection with his promotion, Mr. Dow’s base salary will be increased to $192,000, and he will be granted an incentive stock option to purchase 45,000 shares of the Company’s common stock, vesting over four years. In addition, Mr. Dow and the Company have entered into an Executive Employment Agreement, to be effective January 1, 2009, which provides for certain severance benefits in the event the Company terminates Mr. Dow’s employment other than for cause or if Mr. Dow resigns for good reason, including (a) a severance payment equal to six months of base salary, (b) payment of the Company’s portion of medical insurance premiums for twelve months, and (c)(i) if such termination or resignation occurs prior to a change in control, twelve months of vesting acceleration on outstanding equity awards and, in the case only of termination without cause, full acceleration of vesting on outstanding equity awards that were granted by the Company to Mr. Dow between April 1, 2008 and January 15, 2009, or (ii) if such termination or resignation occurs within the twelve months following a change in control, full acceleration of vesting on all outstanding equity awards, subject in each case to Mr. Dow’s execution of a waiver and general release. Mr. Dow and the Company also have executed the Company’s standard Indemnification Agreement, which provides officers with certain rights to indemnification and advancement of expenses in connection with claims that may be brought from time to time against the Company’s officers.

A press release announcing the foregoing events was issued on December 5, 2008. A copy of the press release and the Executive Employment Agreement and Indemnification Agreement executed by Mr. Dow and the Company are attached as Exhibit 99.1, Exhibit 10.3 and Exhibit 10.4, respectively, to this current report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Consultant Agreement by and between Northstar Neuroscience, Inc. and Raymond N. Calvert.

10.2	Confidential Separation Agreement and General Release of All Claims by and between Northstar Neuroscience, Inc. and Raymond N. Calvert (including as Exhibit A and Exhibit B the forms of Amendment to Stock Option Agreements).

10.3	Executive Employment Agreement by and between Northstar Neuroscience, Inc. and Brian B. Dow.

10.4	Indemnification Agreement by and between Northstar Neuroscience, Inc. and Brian B. Dow.

99.1	Press release of Northstar Neuroscience, Inc. dated December 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR NEUROSCIENCE, INC.

Dated: December 5, 2008	By:	/s/ John S. Bowers Jr.
John S. Bowers Jr. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Consultant Agreement by and between Northstar Neuroscience, Inc. and Raymond N. Calvert.

10.2	Confidential Separation Agreement and General Release of All Claims by and between Northstar Neuroscience, Inc. and Raymond N. Calvert (including as Exhibit A and Exhibit B the forms of Amendment to Stock Option Agreements).

10.3	Executive Employment Agreement by and between Northstar Neuroscience, Inc. and Brian B. Dow.

10.4	Indemnification Agreement by and between Northstar Neuroscience, Inc. and Brian B. Dow.

99.1	Press release of Northstar Neuroscience, Inc. dated December 5, 2008.